Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Verde Clean Fuels, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share(2)	457(c)	31,175,284	(5)	(5)	(5)	(5)
Fees Previously Paid	Equity	Warrants to purchase shares of Class A Common Stock(3)	457(g)	1,879,257	-	-	(5)	(5)
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share(4)	457(g)	15,383,263	(5)	(5)	(5)	(5)

	Total Offering Amounts							$28,423.03
	Total Fees Previously Paid							$28,423.03
	Total Fee Offsets							$0.00
	Net Fees Due							$0.00

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Consists of (i) 3,420,095 shares of Class A Common Stock originally issued in a private placement to CENAQ Sponsor LLC (“CENAQ Sponsor”), (ii) 22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C common stock, par value $0.0001 per share (“Class C Common Stock”), issued to Bluescape Clean Fuels Holdings, LLC, upon the exchange of Class C common units of Verde Clean Fuels OpCo, LLC, and the cancellation of an equal number of shares of Class C Common Stock, (iii) 3,200,000 shares of Class A Common Stock originally issued and sold to certain of the Selling Securityholders pursuant to subscription agreements dated as of August 12, 2022, (iv) 142,478 shares of Class A Common Stock held directly by certain qualified institutional buyers or institutional accredited investors that participated in the initial public offering of the company, (v) 1,879,257 shares of Class A Common Stock issuable upon exercise of the warrants originally issued to CENAQ Sponsor in a private placement (the “Private Placement Warrants”), and (vi) 33,454 shares of Class A Common Stock originally issued to CENAQ Sponsor upon the conversion of convertible securities held by CENAQ Sponsor.
(3)	Represents the resale of 1,879,257 Private Placement Warrants.
(4)	Consists of (i) 2,475,000 shares of common stock issuable upon the exercise of the Private Placement Warrants and (ii) 12,908,263 shares of Class A Common Stock issuable upon the exercise of warrants included in the publicly sold units (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) to purchase Class A Common Stock, in each case at an exercise price of $11.50 per share.
(5)	This registration statement registers (i) 31,175,284 shares of Class A Common Stock, (ii) 1,879,257 Private Placement Warrants, and (iii) 15,383,263 shares of Class A Common Stock issuable upon the exercise of Warrants. This registration statement was initially filed with the Securities and Exchange Commission (“SEC”) on April 20, 2023 as a Registration Statement on Form S-1 (File No. 333-271360) registering (x) 32,528,461 shares of Class A Common Stock, (y) 2,475,000 Private Placement Warrants, and (z) 15,412,479 shares of Class A Common Stock issuable upon the exercise of Warrants, at which time a filing fee of $28,423.03, computed in accordance with Rule 457 under the Securities Act, was paid.